Exhibit 14.1

New Century Equity Holdings Corp.
Code of Ethics

New Century’s mission includes significant efforts to promote ethical conduct in the workplace.  Senior financial officers hold an important and elevated role in corporate governance.  While members of the management team, they are uniquely capable and empowered to ensure that all stockholders’ interests are appropriately balanced, protected and preserved.  This Code provides principles to which all directors and employees are expected to adhere and advocate.  These principles embody rules regarding individual and peer responsibilities, as well as responsibilities to employers, the public and other stockholders.  Violations of New Century’s Code of Ethics may subject the director or employee to censure, suspension or expulsion by New Century’s Board of Directors.

All directors and employees of New Century will:

1.	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.	Provide management with information that is accurate, complete, objective, relevant, timely and understandable.

3.	Comply with applicable rules and regulations of federal, state, provincial and local governments and other appropriate private and public regulatory agencies.

4.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

5.

Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose.  Confidential information acquired in the course of one’s work will not be used for personal advantage.

6.	Share knowledge and maintain skills important and relevant to the Company’s needs.

7.	Proactively promote ethical behavior as a responsible partner among peers, in the work environment and the community.

8.	Achieve responsible use of and control over all assets and resources employed or entrusted.

9.	Report known or suspected violations of this Code to management or the Board of Directors.

10.	Be accountable for adhering to this Code.

New Century Equity Holdings Corp.
Certification of Code of Ethics

In my role at New Century Equity Holdings Corp., I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1.	I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.	I provide management with information that is accurate, complete, objective, relevant, timely and understandable.

3.	I comply with applicable rules and regulations of federal, state, provincial and local governments and other appropriate private and public regulatory agencies.

4.	I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5.

I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose.  Confidential information acquired in the course of my work will not be used for personal advantage.

6.	I share knowledge and maintain skills important and relevant to the Company’s needs.

7.	I proactively promote ethical behavior as a responsible partner among peers in my work environment and community.

8.	I achieve responsible use of and control over all assets and resources employed or entrusted to me.

9.	I will report known or suspected violations of this Code to management or the Board of Directors.

10.	I will be accountable for adhering to this Code.

(Signature)

(Date)